Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 8, 2015--Golden Enterprises, Inc.’s Board of Directors today declared a quarterly dividend of $.03125 per share payable January 28, 2015 to stockholders of record on January 19, 2015.

Golden Enterprises, Inc.’s total revenue for the second quarter ending November 28, 2014 was $32.0 million compared to $33.5 million last year, a decrease of 4%. Net income increased $14,531 with a flat EPS performance in Q2. Selling, general, and administrative expenses decreased $345,561 compared to the same period last year. Reduction in fuel and salary costs contributed to the total SG&A reduction.

For the twenty-six weeks ended November 28, 2014, net income was $.07 per share compared to $.07 per share in the twenty-six weeks ending November 29, 2013. Total revenues year-to-date decreased $2.5 million or 4%, $66.2 million compared to $68.6 million last year.

Revenues were negatively impacted by a loss in part by contract business that was not renewed. The Company will focus on increasing profitable revenues through the Golden Flake manufactured product portfolio, while evaluating our selection of Partner Brands.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 28, 2014 and November 29, 2013.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 28,	November 29,	November 28,	November 29,
	2014	2013	2014	2013
Net sales	$32,029,326	$33,486,323	$66,154,362	$68,628,161

Income before income taxes	88,996	108,206	1,306,781	1,487,255
Income taxes	48,269	82,010	498,828	689,531
Net income	$40,727	$26,196	$807,953	$797,724

Basic income per share	$0.00	$0.00	$0.07	$0.07

Basic weighted shares outstanding	11,732,632	11,732,632	11,732,632	11,732,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132